Exhibit 4.4

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

SO-YOUNG INTERNATIONAL INC.

TRUSTBRIDGE PARTNERS V, L.P.

MATRIX PARTNERS CHINA III HONG KONG LIMITED

CHINESE ROSE INVESTMENT LIMITED

ATCG HOLDINGS LIMITED

YOUTHFUL ACQUISITION L.P.

GREEN STONE LIMITED

ABSOLUTE FORTUNE LIMITED

GOLDEN HORIZON LIMITED

BOHAI SPRING, L.P.

BOCI FINANCIAL PRODUCTS LIMITED

DERIPI LIMITED

BUCHKANA HOLDINGS LIMITED

FLARENSI HOLDINGS LIMITED

and

THE OTHER PARTIES NAMED HEREIN

August 23, 2018

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on August 23, 2018, by and among:

A.    So-Young International Inc., a Cayman Islands exempted company whose registered address is at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209,Cayman Islands (the “Company”);

B.    So-Young Hong Kong Limited, a Hong Kong company whose registered address is at Room C, 21/F,CMA Building, No.64 Connaught Road, Central, Hong Kong (the “HK Co.”);

C.    SO-YOUNG HIGH TECH KOREA CO., LTD. (新氧科技韩国株式会社), a Korea company whose registered address is at 601-26, Midopa Guanghuamun B/D, 47 Sejongdaero 23Gil, Jongro Gu, Seoul, Korea (the “Korea Co.”);

D.    Beijing So-Young Wanwei Technology Consulting Co., Ltd. (北京新氧万维科技咨询有限公司)., a wholly-foreign owned enterprise established under the laws of the PRC whose registered address is at Room A079, Floor 2, No.88, Xiangshan Road, Haidian District, Beijing City, the PRC (the “PRC Subsidiary”);

E.    Beijing So-Young Technology Co., Ltd. (北京新氧科技有限公司)，a company established under the laws of the PRC, whose registered address is at Room 201,Yuncaihuilin Hotel, Kang Jia Gou 168, Jianguo East Road, Chaoyang District, Beijing, the PRC (“Domestic Co.”, together with the PRC Subsidiary, the “PRC Companies” and each, a “PRC Company”);

F.    The Persons as set forth on Schedule A-1 (each a “Key Party” and together, the “Key Parties”);

G.    The entities as set forth on Schedule A-2 (each a “Key Party’s Holdco.” and together, the “Key Parties’ Holdcos”);

H.    The Person as set forth on Schedule A-3 ( “Mr. Shao”);

I.    The entity as set forth on Schedule A-4 (together with the Key Parties’ Holdcos, collectively, the “BVI Holdcos” and each a “BVI Holdco.”);

J.    ATCG Holdings Limited, limited liability company organized under the Laws of the British Virgin Islands (together with its permitted Affiliate, assignee and transferee, “YOUYI”);

K.    Other entities set forth on Schedule A-5 (together with YOUYI, solely as to the 4,902,554 Series C Preferred Shares held by it, the “Investors”, and each an “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company, Orchid, Apax, CDH, Matrix, TBP and certain other parties are parties to that certain Series D+ Preferred Share Subscription Agreement dated as of February 9, 2018 (the “Series D+ Share Subscription Agreement”) and that Third Amended and Restated Shareholders Agreement dated February 9, 2018 (the “Prior Shareholders Agreement”);

WHEREAS, (i) Matrix, Orchid II, BOCI and RCIF have agreed to purchase from the Company, and the Company has agreed to sell to Matrix, Orchid II, BOCI and RCIF, and (ii) Matrix, Orchid II, BOCI and RCIF have agreed to purchase from ATCG Holdings Limited and One-of-a-kind Holdings Limited, and ATCG Holdings Limited and One-of-a-kind Holdings Limited have agreed to sell to Matrix, Orchid II, BOCI and RCIF, an aggregate number of 6,164,979 Series E Preferred Shares of the Company on the terms and conditions set forth in the Series E Preferred Share Subscription and Purchase Agreement dated August 23, 2018 (the “Series E Share Subscription Agreement”), by and among, the Group Companies, the Key Parties, the Key Parties’ Holdcos, Mr. Shao, ATCG Holdings Limited and the holders of the Series E Preferred Shares. This Agreement is the “Shareholders Agreement” as defined in the Series E Share Subscription Agreement.

WHEREAS, in connection with the consummation of the transactions contemplated by the Series E Share Subscription Agreement, the Parties hereto desire to enter into this Agreement for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Preferred Shareholders and the Company.

The parties hereby agree to amend and restate the Prior Shareholders Agreement by entering into this Agreement on the terms and conditions set forth herein, which shall amend, restate, supersede and replace in its entirety the Prior Shareholders Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	GENERAL MATTERS.

1.1    Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its uncapitalized form indicates that the words have their normal and general meaning.

1.2    Pledge. The Company and each of the Key Parties, Mr. Shao and the BVI Holdco shall, on a joint and several basis cause all Parties to this Agreement, other than the Investors, to perform their respective obligations under this Agreement.

2.	INFORMATION AND INSPECTION RIGHTS.

2.1    Information and Inspection Rights Prior to a Qualified IPO.

(a)    Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Investment Securities, the Company will and will cause the Group Companies to, deliver to such Investor the following with respect to the Company and its Subsidiaries:

(i)    annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with IAS or other accounting principle as approved by the Investors by a reputable accounting firm approved by the Investors;

(ii)    monthly bank statements of each Group Company and monthly unaudited consolidated financial statements within thirty (30) days after the end of each calendar month;

(iii)    quarterly unaudited consolidated financial statements within thirty (30) days after the end of each quarter;

(iv)    an annual consolidated budget for the following fiscal year within forty-five (45) days prior to the end of each fiscal year; and

(v)    promptly upon request from such Investor, current versions of this Agreement and other related investment documents and all documents relating to any subsequent financings by the Company, the management of the Company or otherwise affecting the Preferred Shares or shares issued upon conversion of the Preferred Shares, bearing the signatures of all parties and of the Company’s Revised M&A bearing the file stamp of the appropriate government authority, in each case with all amendments and restatements; the copies of the documents to be provided under this Section 2.1 may be delivered in either hardcopy or in Portable Document Format (the “PDF”); and

(vi)    upon the request by such Investor, such other information as such Investor shall reasonably request.

All financial statements to be provided to the Investors pursuant to this Section 2.1 and pursuant to any other Transaction Document, including the Revised M&A, shall be prepared in the English language in accordance with IAS or other accounting principle as approved by the Investors and shall consolidate the results of operations of the Group Companies.

(b)    Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Investment Securities, such Investor or its appointee shall have the right of inspection, including the right to access, examine facilities, books, accounts or records, and copy relevant documents of each Group Company and/or any of their respective Subsidiaries, and to discuss the business, operations and conditions of each Group Company and their respective Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers.

(c)    Termination of Rights. Except as set forth in Sections 2.1(a)(v) and 2.2, the foregoing information and inspection rights shall terminate upon the closing of a Qualified IPO.

2.2    Information Rights After a Qualified IPO. The Company covenants and agrees that, for so long as any Investor holds any Investment Securities, the Company will deliver to such Investor (i) promptly after filing, copies of all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC, the U.S. Securities and Exchange Commission, or any other stock exchange or securities regulatory authority, as applicable, and (ii) promptly upon request, copies of current versions of investment document and all documents relating to any subsequent financings by the Company, or otherwise affecting the Investment Securities or the holders of the Investment Securities, in each case with all amendments and restatements. This Section 2.2 shall survive any termination of this Agreement.

3.	REGISTRATION RIGHTS.

3.1    Applicability of Rights. The holders of the Investment Securities shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2    Definitions. For purposes of this Section 3:

(a)    Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b)    Registrable Securities. The term “Registrable Securities” means: (1) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares issued (A) under the Series A Share Purchase Agreement, the Series B Share Purchase Agreement, the Series C-1 Share Purchase Agreement, the Series C Share Purchase Agreement, Series D Share Subscription and Purchase Agreement, the Series D+ Share Subscription Agreement and the Series E Share Subscription Agreement, and (B) pursuant to the issuance of New Securities by the Company to the Investors pursuant to Section 4.1 hereof; (2) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (3) any other Ordinary Share owned or hereafter acquired by any Investor, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d)    Holder. For purposes of this Section 3, the term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e)    Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3    Demand Registration.

(a)    Request by Holders. If the Company shall receive, at any time after the earlier of (i) the third (3rd) anniversary of the date hereof, or (ii) six (6) months after the completion of a Qualified IPO, a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 3.3; provided, however, that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b)    Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in Section 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy five (75%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the offering all of the Registrable Securities that they have requested to be included therein, then such registration shall not be deemed to constitute one of the three (3) demand registrations to which the Holders are entitled pursuant to this Section 3. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined herein.

(c)    Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.

(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)    Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 3.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

3.4    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)    Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5    Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i)    if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii)    if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(c)    Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d)    Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f)    Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g)    Underwriting. If the requested registration under this Section 3.5 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.

3.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)    Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier.

(b)    Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement.

(c)    Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)    Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 3.

(f)    Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g)    Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)    Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

3.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a)    By the Company. To the extent permitted by law and its memorandum and articles, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)    any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b)    By Selling Shareholders. To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d)    Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)    Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement except in the case of willful misconduct or fraud by such Holder; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f)    Survival. The obligations of the Company and Holders under this Section 3.8 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10    Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.11    No Registration Rights to Third Parties. Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 3, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

3.12    “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

3.13    Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as—converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

3.14    Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

4.	RIGHT OF PARTICIPATION.

4.1    With Respect to Issuance of New Securities:

(a)    General. Each holder of Preferred Shares (the “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(b)    Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Registrable Securities then held by such Participation Rights Holder, to (b) the total number of Registrable Securities (on an as-converted basis) then held by all the Preferred Shareholders and Ordinary Shareholders immediately prior to the issuance of New Securities giving rise to the Right of Participation.

(c)    New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(i)    any Series A Preferred Shares issued under the Series A Share Purchase Agreement, Series B Preferred Shares issued under the Series B Share Purchase Agreement, Series C-1 Preferred Shares issued under the Series C-1 Share Purchase Agreement, Series C Preferred Shares issued under the Series C Share Purchase Agreement, Series D Preferred Shares issued under the Series D Share Subscription and Purchase Agreement, Series D+ Preferred Shares issued under the Series D+ Share Subscription Agreement, or Series E Preferred Shares issued under the Series E Share Subscription Agreement, securities convertible into Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D+ Preferred Shares, Series E Preferred Shares or Class B Ordinary Shares issued upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D+ Preferred Shares, or Series E Preferred Shares authorized;

(ii)    any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii)    in the aggregate up to 7,111,447 Class B Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Board (including the affirmative votes of the Majority Investor Directors);

(iv)    those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made;

(v)    any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power or equity ownership of such other corporation or entity, as duly approved by the Board (including the affirmative votes of the Majority Investor Directors) and the Preferred Majority; and

(vi)    any securities offered in an underwritten registered public offering by the Company, as duly approved by the Majority Preferred Shareholders.

(d)    Procedures.

(i)    First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase its Pro Rata Share hereunder shall be forfeited.

(ii)    Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise fully its Right of Participation in accordance with subsection (d)(i) above, the Company shall promptly give a written notice (the “Second Participation Notice”) to the Participation Rights Holders who agreed to exercise their Right of Participation (the “Rights Participants”) in accordance with subsection (d)(i) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the oversubscribing Rights Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (x) the number of the remaining New Securities available for subscription by (y) a fraction the numerator of which is the number of Registrable Securities held by each oversubscribing Rights Participant and the denominator of which is the total number of Registrable Securities held by all the Preferred Shareholders and Ordinary Shareholders immediately prior to the issuance of New Securities giving rise to the Right of Participation. Each oversubscribing Rights Participant shall be obligated to purchase such number of additional New Securities as determined by the Company pursuant to this subsection (d)(ii) and the Company shall so notify the Rights Participants within fifteen (15) Business Days from the date of the Second Participation Notice.

(e)    Failure to Exercise. (i) In the event Participation Rights Holders do not exercise the Right of Participation with respect to all New Securities described in the First Participation Notice, after twenty (20) days following the date of the First Participation Notice, or (ii) upon the expiration of the Second Participation Period, the Company shall have a period of ninety (90) days thereafter to sell the New Securities described in the First Participation Notice or the Second Participation Notice (as applicable) which have not been subscribed by the Participation Rights Holders (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

(f)    Termination. The Right of Participation shall terminate upon the completion of a Qualified IPO.

4.2    With Respect to Shares Owned by the Ordinary Shareholders:

(a)    Restriction on Transfers. Subject to Section 10.1, each Key Party or Ordinary Shareholder may not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Shares to any Person, whether directly or indirectly, except in compliance with this Section 4.2 and Section 5.

(b)    Notice of Sale. If any Key Party or Ordinary Shareholder (the “Selling Shareholder”) proposes to sell or transfer, directly or indirectly, any of its Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and to each holder of the Preferred Shares (each holder of the Preferred Shares or each of its assignees hereinafter referred to as a “ROFR Rights Holder”), which Transfer Notice shall include (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(c)    Notice of Purchase. Each ROFR Rights Holder shall be entitled to purchase all or any part of such ROFR Rights Holder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a ROFR Rights Holder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such ROFR Rights Holder shall complete the purchase of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice. A failure by a ROFR Rights Holder to respond within such prescribed period shall constitute a decision by such ROFR Rights Holder not to exercise its right to purchase such Transfer Shares. For purposes of this subsection (c), each ROFR Rights Holder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted basis and excluding any Ordinary Shares issued to the ROFR Rights Holders prior to or on the date of the Closing) held by such ROFR Rights Holder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis and excluding any Ordinary Shares issued to the ROFR Rights Holders prior to or on the date of the Closing) held on the date of the Transfer Notice by all the Ordinary Shareholders and Preferred Shareholders.

(d)    Second Transfer Notice; Over-Allotment. To the extent that any ROFR Rights Holder does not exercise its right of first refusal to the full extent to purchase such ROFR Rights Holder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver written notice thereof (the “Second Transfer Notice”),within two (2) days after the expiration of the First Refusal Period, to each ROFR Rights Holder that elected to the full extent to purchase such ROFR Rights Holder’s pro rata share of the Transfer Shares (the “Exercising Holder”). Each Exercising Holder shall have five (5) Business Days from the date of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the Transfer Shares available for purchase, each over-purchasing Exercising Holder will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of Transfer Shares equal to the lesser of (i) the number of the additional Transfer Shares it proposes to purchase; and (ii) the product obtained by multiplying (x) the number of the Transfer Shares available for purchase by (y) a fraction the numerator of which is the number of Ordinary Shares (on an as-converted basis and excluding any Ordinary Shares issued to Non-Selling Shareholders prior to or on the date of the Closing) held by such over-purchasing Exercising Holder and the denominator of which is the total number of Ordinary Shares (on an as-converted basis and excluding any Ordinary Shares issued to Non-Selling Shareholders prior to or on the date of the Closing) held on the date of the Transfer Notice by all the Ordinary Shareholders and Preferred Shareholders. Each over-purchasing Exercising Holder shall be obligated to purchase such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection 4.2(d) and the Selling Shareholder shall so notify such Exercising Holders within fifteen (15) Business Days from the date of the Second Transfer Notice.

4.3    Shares Owned by Preferred Shareholders.

(a)    No Restriction on Transfers. Notwithstanding anything herein to the contrary, each Preferred Shareholder shall be entitled to sell, transfer, pledge, hypothecate, encumber or otherwise dispose of all or any portion of its Preferred Shares or the Conversion Shares to its Affiliate(s) or any third party.

(b)    Assistance to Transfers. The Company shall, and the Key Parties shall procure the Company to, provide all the assistance reasonably requested by a Preferred Shareholder in connection with a proposed share transfer, including without limitation the prompt delivery of any and all information and materials reasonably requested by such Preferred Shareholder.

5.	CO-SALE RIGHTS HOLDERS’ CO-SALE RIGHT.

5.1    Co-Sale Right. To the extent any ROFR Rights Holder does not exercise its respective rights of first refusal as to any or all of the Transfer Shares pursuant to Section 4.2, such ROFR Rights Holder (hereinafter, the “Co-Sale Rights Holder”) shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days following the expiration of the First Refusal Period (or if there is a re-allotment in accordance with Section 4.2, the Second Refusal Period), to participate in the sale of any Transfer Shares to the extent of such Co-Sale Rights Holder’s Pro Rata Co-Sale Share (as defined below) at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by the Co-Sale Rights Holder to respond within such prescribed period shall constitute a decision by such Co-Sale Rights Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the Co-Sale Rights Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Co-Sale Rights Holder shall be subject to the following terms and conditions:

(a)    each Co-Sale Rights Holder may sell all or any part of its Pro Rata Share of the Transfer Shares. A Co-Sale Rights Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the then conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of the Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted basis) then held by such Co-Sale Rights Holder exercising co-sale rights pursuant to this Section 5, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all the Co-Sale Rights Holders exercising co-sale rights pursuant to this Section 5, on an as converted basis. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

(b)    each Co-Sale Rights Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Co-Sale Rights Holder and a transfer form signed by such Co-Sale Rights Holder, which indicates:

(i)    the number of Ordinary Shares which such Co-Sale Rights Holder elects to sell;

(ii)    that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Rights Holder elects to sell; or

(iii)    any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Rights Holder shall convert such Preferred Shares into Class B Ordinary Shares and deliver Class B Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

5.2    Procedure at Closing. The share certificate or certificates that such Co-Sale Rights Holder delivers to the Selling Shareholder pursuant to paragraph 5.1(b) shall be transferred to the prospective purchaser and the Register of Members of the Company shall be updated in consummation of the sale of the Remaining Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Rights Holder that portion of the sale proceeds to which such Co-Sale Rights Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Rights Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Rights Holder. In selling their Shares pursuant to their co-sale right hereunder, the Co-Sale Rights Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

5.3    Non-Exercise. To the extent the Co-Sale Rights Holders do not elect to participate in the sale of the Remaining Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery of the Transfer Notice to each Co-Sale Rights Holder, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Co-Sale Rights Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Section 4.2 and this Section 5.

5.4    No Circumvention. The Parties agree that the transfer restrictions set forth in Section 4, Section 5 and Section 10.1 of this Agreement shall not be capable of being avoided by the holding of Shares indirectly through any Person. Any transfer of any Shares (or other interest) of a Shareholder or an entity directly or indirectly holding equity interest in a Shareholder shall be treated as being a transfer of Shares held by that Shareholder (but shall be subject to the exceptions to the restrictions on transfer set forth in this Agreement).

5.5    Prohibited Transfer.

(a)    Prohibited Transfer. In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of Section 10.1, or the right of first refusal or co-sale rights under this Agreement (a “Prohibited Transfer”), the ROFR Rights Holders and the Co-Sale Rights Holders (collectively, the “Rights Holders”), in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b)    Put Right. Without prejudice to any other rights and remedies available to any Rights Holder, in the event of a Prohibited Transfer, each Rights Holder shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares (or that number of Preferred Shares which, if converted at the then conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of the Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted basis) then held by such Rights Holder exercising put rights pursuant to this Section 5.5, divided by (ii) the total number of Ordinary Shares then held by all the Rights Holders exercising put rights pursuant to this Section 5.5, on an as converted basis, and have the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)    The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Rights Holder for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Rights Holder’s rights under this Section 5.

(ii)    Each Rights Holder shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Rights Holder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Rights Holder.

(iii)    The Selling Shareholder shall, promptly upon receipt of the notice described in subsection 5.5(b)(ii) above from the Rights Holder(s) exercising the option created hereby, pay to each such Rights Holder the aggregate purchase price for the Shares to be sold by such Rights Holder, and the amount of reimbursable fees and expenses, as specified in subparagraph 5.5(b)(i), in cash or by other means acceptable to the Rights Holder.

(iv)    Upon receipt of full payment of the amount due from the Selling Shareholder, the Rights Holder shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Rights Holder transferring such shares.

(v)    Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Sections 4.2 or 5 or 10.1 hereof shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of Majority Preferred Shareholders.

5.6    Legend.

(a)    Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)    Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 5

6.	ASSIGNMENT AND AMENDMENT.

6.1    Assignment. Notwithstanding anything herein to the contrary:

(a)    Information Rights. The rights of the Investors under Sections 2.1 and 2.2 are transferable prior to the Qualified IPO to its Affiliates and any Person who holds or is acquiring Investment Securities in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(b)    Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any Person who holds or is acquiring Registrable Securities in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(d).

(c)    Right of Participation; Right of First Refusal; Co-Sale Right. The Right of Participation of each Participation Rights Holder under Section 4.1, the right of first refusal of each ROFR Rights Holder under Section 4.2 and the co-sale right of each Co-Sale Rights Holder under Section 5 hereof is fully assignable to the Affiliates of such Participation Rights Holder, ROFR Rights Holder or Co-Sale Rights Holder or to any Person who holds or is acquiring Preferred Shares in a permitted transfer; provided, however that the transferee executes and delivers an Adherence Agreement as provided in Section 6.1(d).

(d)    Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit B (“Adherence Agreement”). Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Ordinary Shareholder, Investor, or Holder hereunder, as appropriate. By their execution hereof, each of the parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 6.1(d).

6.2    Amendment. Subject to Section 6.4, this Agreement may only be amended with the written consent of (i) the Company; (ii) the Majority Preferred Shareholders; and (iii) the Majority Ordinary Shareholders. Any amendment effected in accordance with this Section 6.2 shall be binding upon each Party hereto and their respective successors; provided that Company shall promptly give written notice thereof to any Party hereto that has not consented to such amendment.

6.3    Waiver of Rights. Notwithstanding to Section 6.4, to the extent that any party seeks a waiver of rights from any other party, (i) any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares; (ii) any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholders; and any Group Company may waives any of its rights hereunder without obtaining the consent of any other Group Company. Any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform for the benefit of such waiving party.

6.4    Limitations on Amendments and Waivers. Subject to Section 6.3, if an amendment or waiver affects any Ordinary Shareholder or any holder of Preferred Shares in a manner that is different from the effect thereof on all other Ordinary Shareholders or holders of Preferred Shares, or imposes any material obligation or liability on an Ordinary Shareholder or a holder of Preferred Shares beyond that already imposed on such Ordinary Shareholder or holder of Preferred Shares hereunder prior to such amendment or waiver, then the written consent of such Ordinary Shareholder or holder of Preferred Shares shall be required in order for such amendment or waiver to be effective and binding.

7.	PROTECTIVE PROVISIONS.

So long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Revised M&A or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Exhibit A involving the Company or any of its Subsidiaries shall require the prior written approval of (A) the holders representing more than 2/3 of the Preferred Shares then outstanding in respect to actions (d), (e), (g), (m), (o), (s), (w), voting on an as converted basis or (B) the Majority Investor Directors, with respect to any action other than listed above. So long as any Preferred Shares are outstanding, any change to the rights or preference of such Preferred Shares or any amendment to the memorandum and articles of the Company that adversely affects the rights of the holders of such Preferred Shares shall require the prior written approval of the holders of more than fifty percent (50%) of such class of Preferred Shares then outstanding, voting as a single class on an as converted basis; provided, however, that, to the extent in compliance with the provisions of this Agreement, any authorization, creation or issuance of any shares of any class, series or subseries having preferences superior to or on parity with such Preferred Shares shall not be deemed as adverse amendment or change to the rights or preference of such class of Preferred Shares. For purposes of this Section 7 and the Exhibit A, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

8.	BOARD REPRESENTATION; COMMITTEE AND SENIOR MANAGEMENT.

8.1    Designation Right. For so long as the Series A Investor holds any Preferred Share then outstanding, the Series A Investor shall be entitled to designate one (1) Director (the “Series A Director”), who shall initially be Mr. WANG Huadong (王华东) (a citizen of the PRC with his Identity Card Number 370982198503292054). For so long as there is any Series B Preferred Share outstanding and TBP holds any Series B Preferred Shares, TBP shall be entitled to designate one (1) Director (the “Series B Director”) who shall initially be Ms. SUN Tingting (a citizen of the PRC with Identity Card Number 372301198308100329). For so long as there is any Series C Preferred Share outstanding and YOUYI holds any Series C Preferred Shares, YOUYI shall be entitled to designate one (1) Director (the “Series C Director”). For so long as there is any Series D Preferred Share outstanding, the Majority Series D Preferred Shareholders shall be entitled to designate one (1) Director (the “Series D Director”). For so long as there is any Series E Preferred Share outstanding, the Majority Series E Preferred Shareholders shall be entitled to designate one (1) Director (the “Series E Director”, together with the Series A Director, Series B Director, the Series C Director and the Series D Director, the “Investor Directors”), and the holders of the Ordinary Shares (other than Ordinary Shares issued upon the conversion of Preferred Shares) voting as a single class shall be entitled to elect two (2) Directors by a majority vote. Mr. JIN Xing, being a Director appointed by the holders of the Ordinary Shares, shall have seven (7) votes for any matter which is subject to Board approval, and each of the other Directors shall have one (1) vote for any matter which is subject to Board approval. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director.

8.2    Quorum for Committees; Compensation Committee. Each of the Investor Directors shall be a member of any committee the Board may establish, and such Investor Director’s attendance shall be required to establish a quorum for any meeting or action to be taken by any such committee (including, for the avoidance of doubt, the Compensation Committee). If and when the Board deems necessary, the Company shall establish and maintain a compensation committee (the “Compensation Committee”). Subject to Protective Provisions in Exhibit A, the Compensation Committee shall propose the terms of the Company’s share incentive plans and all grants of awards thereunder (including the ESOP) to the Board for approval and adoption by the Board and the Shareholders and shall have the power and authority to (a) administer the Company’s share incentive plans (including the ESOP) and to grant options thereunder, and (b) approve all management compensation levels and arrangements, and shall have such other powers and authorities as the Board shall delegate to it.

8.3    Board Quorum; Meetings, etc. The quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the meetings of the Board shall be six (6) directors, including the presence, in Person or by telephone, electronic or other means of communication, of the Majority Investor Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than fourteen (14) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any directors present shall constitute a quorum. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all the relevant directors and to the Investor at least fourteen (14) Business Days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to Investors within thirty (30) days after the relevant meeting. The Company shall hold Board meetings at least once a quarter.

8.4    Investor Board Observer. Each of the Series A Investor, TBP, Apax, CDH, Orchid and BOCI shall have the right to appoint an observer (the “Investor Observer”, and collectively, the “Investor Observers”) to the Board of Directors and each committee thereof to attend board or board committee meetings of the Company or its affiliates in a non-voting observer capacity. The Company shall provide such observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

8.5    Dual Class Voting Structure. Parties agree that upon the Closing, the Revised M&A shall provide that the Class A Ordinary Shares shall each have ten (10) votes on all matters in a shareholders meeting of the Company, and the Class B Ordinary Shares shall each have one (1) vote on all matters in a shareholders meeting of the Company. Except as otherwise required by law, the holder of each Preferred Share, present in person or by proxy or (being a corporation) by a representative, shall be entitled to the number of votes equal to the number of Class B Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Shareholders is solicited, such votes to be counted together with all other Shares (including Ordinary Shares) having general voting power and not counted separately as a class. Except for the matters that are hereby or by the Section 7 Revised M&A subject to separate class votes, holders of Preferred Shares shall vote together with holders of Ordinary Shares as a single class, and not as separate classes.

8.6    Waiver. The Company acknowledges that the Investors will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by any of Investor Directors or the Investor Observers. The Company, as a material part of the consideration for this Agreement, agrees that neither any of the Investor Directors nor any of the Investor Observers shall have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it was aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any representative, any of the Investor Directors or the Investor Observers to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries.

8.7    Assignment and Termination. The rights of the Investor set forth in this Section 8 are fully assignable to any Person who holds or is acquiring the Preferred Shares in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that the transferee executes and delivers an Adherence Agreement. The rights of the Investor in this Section 8 shall terminate upon completion of a Qualified IPO.

8.8    Management of the Group Companies. The board of each Group Company other than the Company, including but not limited to the PRC Companies, shall at all times consist of the same members of the Board of the Company upon written request of any holder of Preferred Shares that is entitled to appoint director on the Board, and each of the Parties hereto shall take all such necessary or advisable actions to ensure the appointment of such Persons designated by the Investor to the board of each Group Company. Each Group Company shall only take actions that have been previously approved by the board of directors of each Group Company as established pursuant to this Section 8.7.

8.9    Insurance and Indemnification. The Company shall procure customary directors and officers insurance for the directors, covering an amount of at least US$10,000,000 or such other amount as approved by the Board (including the affirmative votes of the Majority Investor Directors). Notwithstanding anything to the contrary in this Agreement or in the Revised M&A, each Group Company shall, jointly and severally, indemnify and hold harmless the Investor Directors and his/her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against the Investor Directors or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Group Company, by delivering to the Investor Directors or his/her alternate, at the time of his/her appointment as a Director or an alternate Director, an indemnification agreement duly executed by the Company substantially in the form satisfactory to the Investor.

8.10    Director Expenses. The Company shall reimburse the Investor Directors and the Investor Observers for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings.

8.11    Appointment of Certain Officers. Subject to Section 8.5 of this Agreement, the Majority Preferred Shareholders shall have the right to nominate new management personnel to the Company, subject to the approval of the Board. All Company officers so appointed shall report to the Board.

9.	GOING PUBLIC; SALE OF THE COMPANY.

9.1    Liquidity Events. The Ordinary Shareholders and the Company undertake to use best efforts to, within the period from the date of this Agreement to December 31, 2021, (i) list the Ordinary Shares of the Company (or securities representing the Ordinary Shares of the Company) on the New York Stock Exchange or Nasdaq National Market or any other internationally recognized stock exchange or inter-dealer quotation systems acceptable to the Investors in a Qualified IPO; (ii) procure a bona fide third party offer for the sale of all or more than fifty percent (50%) of the equity interests; or (iii) procure a bona fide third party offer for the sale or transfer of all or substantially all the assets of the Company. For avoidance of doubt, such transactions contemplated under the aforesaid (ii) or (iii) may be consummated through a single transaction or a series of transactions, and shall represent an implied valuation of the Company immediately prior to such sale or transfer of at least (x) US$870,000,000, plus (y) an amount accruing there on at a compound annual rate of twenty percent (20%) of the implied valuation of the Company immediately after to the Closing (i.e. US$870,000,000), beginning on the Closing (the transactions contemplated under the aforesaid (ii) and (iii) are collectively referred to as the “Trade Sale”).

9.2    Drag-Along.

(a)    If at any time following the date hereof, there shall be:

(i)    an offer by a Person that is not an Affiliate of any Party hereof to purchase all the Shares or voting rights in the Company;

(ii)    a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity but the Shares or voting rights of the Company outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; or

(iii)    a sale or transfer of all or substantially all the Company’s properties and assets to any other Person,

in each case, which is a transaction at arm’s length for an aggregate implied valuation of the Company of not less than US$870 million, if Mr. JIN Xing and the holders representing not less than two thirds (2/3) of the then outstanding Preferred Shares (collectively, the “Drag Holders”) approve such transaction, at the request of the Drag Holders, then each remaining Shareholder (each a “Dragged Holder” and collectively, the “Dragged Holders”) shall sell, transfer, convey or assign its Shares (such sale, transfer, conveyance or assignment pursuant to this Section 9.2, a “Drag-Along Sale”) pursuant to, and so as to give effect to, such offer to purchase, merger or consolidation, sale or transfer, as the case may be. If the consideration offered is payable in securities or property other than cash (or evidence of cash indebtedness), the Board shall in good faith determine the fair market value of any such securities or property in cash, provided that any shareholder of Series A Preferred Shares , Series B Preferred Shares, Series D Preferred Shares, Series D+ Preferred Shares or Series E Preferred Shares shall have the right to challenge any determination by the Board of fair market value made pursuant hereto, in which case the determination of fair market value shall be made by a valuer selected jointly by the Board and the challenging parties. The valuer shall prepare a report setting forth the basis of its calculating such fair market value, and the determination of such fair market value by the valuer shall, in the absence of manifest error, be final and conclusive. The costs of the valuer shall be borne solely by the Company. The valuer shall act as expert and not as an arbitrator. If the acquiring party is a privately-held entity and the Holders of Preferred Shares receive in whole or in part non-publicly traded securities of such acquirer, then such non-publicly traded securities shall have liquidation preference(s), protective provision(s), voting right(s), dividend right(s), registration rights and preemptive rights that are substantially similar to those of the Preferred Shares, as applicable, as set forth herein as of the date hereof.

(b)    The restrictions on transfers of Shares set forth in Sections 10.1, 4.2 and 5 shall not apply in connection with a sale pursuant to this Section 9.2, or anything in this Agreement to the contrary notwithstanding.

(c)    The Drag Holders may exercise the rights under this Section 9.2 by notifying in writing each Dragged Holder of the material terms and conditions of such proposed Drag-Along Sale at least twenty (20) days prior to the transfer of their Shares to the acquiring party.

(d)    Any transfer of Shares by the Dragged Holders shall be on the terms and conditions of the proposed transfer of Shares by the Drag Holders. Completion of the transfer of the Shares pursuant to this Section 9.2 shall take place on the Completion Date on which the Company shall, subject to receipt of the relevant executed transfer forms, make proper entries in the Register of Members of the Company and cancel the surrendered share certificates and issue any new share certificates in the name of the acquiring party (or as it may direct) as necessary to consummate the transactions in connection with the exercise by the Drag Holders of the rights under this Section 9.2. “Completion Date” means the date proposed for completion of the transfer of the Drag Holders’ Shares unless otherwise provided in the Revised M&A. On the Completion Date, the Dragged Holders shall deliver executed share transfer forms for the Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the acquiring party, and the acquiring party shall pay the consideration due for their Shares.

10.	COVENANTS.

10.1    Restrictions on Transfers. Subject to Sections 4 and 5 and the provisions of any severance agreement that the Key Parties may enter into, each Key Party agrees that, without the prior written consent of the holders of not less than two thirds (2/3) of the then outstanding Series A Preferred Shares, the holders of not less than two thirds (2/3) of the then outstanding Series B Preferred Shares, the holders of not less than two thirds (2/3) of the then outstanding Series D Preferred Shares and the holders of not less than fifty percent (50%) of the then outstanding Series E Preferred Shares, it shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of its Shares in the Company or any of other Group Companies. The shareholders specifically agree that the restrictions with regard to the transfer of the Shares in the Company as described hereunder shall apply equally to transfer of the shares of each Key Party’s Holdco., as if each of the provisions has been repeated hereunder with regard to transfer of the shares of the Key Party’s Holdco., except that the reference to the Shares in the Company has been revised to refer to the shares in the Key Party’s Holdco. Notwithstanding anything to the contrary contained herein, the transfer restriction shall not apply to (a) any sale or transfer of Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; and (b) transfer of no more than ten percent (10%) of the Shares now or hereafter directly or indirectly held by the Key Parties, to the parents, children or spouses, or to trusts for the benefit of such Persons, of any holder of Shares for bona fide estate planning purposes (each transferee pursuant to the foregoing subsections (a) and (b) a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(d); provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

10.2    Operations of the PRC Companies. The Domestic Co. shall and the Key Parties and Key Parties’ Holdcos shall procure the Domestic Co. to take all reasonably necessary steps to promptly assign and transfer to the PRC Subsidiary (pursuant to the Restructuring Agreements or otherwise) substantially all of its revenues, earnings and other values and benefits generated from its business operations. The Domestic Co. shall, and the Key Parties and Key Parties’ Holdcos shall procure the Domestic Co., to the extent permitted by applicable law, to operate its business at the direction of its board of directors and its shareholders (who have assigned their voting rights to the PRC Subsidiary). The PRC Subsidiary shall and the Key Parties and Key Parties’ Holdcos shall procure the PRC Subsidiary to take all reasonably necessary steps to ensure that the Domestic Co. will have funds available to cover its operating expenses and to timely repay its debts as they become due.

10.3    Transfer of the PRC Company. To the extent permitted by PRC laws and upon the written request of the PRC Subsidiary, each of the shareholders of the Domestic Co. shall transfer its equity interests in Domestic Co. in part or in whole to the PRC Subsidiary at the PRC Subsidiary’s sole and absolute discretion at such price described in Restructuring Agreements.

10.4    Full Time Commitment. Each Key Party undertakes and covenants to the Investors that, commencing from the date of this Agreement until the first anniversary of a Qualified IPO or a Trade Sale, he shall commit all of his efforts to furthering the business of the Group Companies and shall not, without the prior written consent of the Investors, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

10.5    Non-Competition. The Key Parties hereof acknowledge that the Investors agree to invest in the Company on the basis of the continued and exclusive services of and devotion and commitment by the Key Parties to the Group Companies, and agree that the Investors should have reasonable assurance of such basis of investment. The Key Parties and Mr. Shao hereof undertake and covenant to the Investors that neither he nor any of his Affiliate will directly or indirectly, either by himself or in conjunction with or through any other Person:

(a)    during the Relevant Period and Restriction Period, participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company;

(b)    during the Relevant Period and Restriction Period, solicit in any manner any Person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such Person any goods or services similar to or competing with any of the businesses conducted by any Group Company;

(c)    during the Relevant Period and Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company;

(d)    at any time disclose to any Person, or use for any purpose, any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

10.6    ESOP.

(a)    Unless the Board determines otherwise (including the affirmative votes of the Majority Investor Directors), all options issued or granted under the ESOP shall be subject to a minimum four (4) year vesting schedule no faster than the following, counting from the applicable grant date with respect to the total issued options or shares: twenty-five percent (25%) each at the first anniversary of the grant date, the second anniversary of the grant date, the third anniversary of the grant date and the fourth anniversary of the grant date.

(b)    The power and authority to administer the ESOP and grant any option thereunder shall be vested to the Board or the Compensation Committee (upon its establishment) and any decision of the Board or the Compensation Committee with respect to the administration of the ESOP or grant of any option thereunder shall be made by a majority of the members of the Board or the Compensation Committee, including the affirmative votes of the Majority Investor Directors.

(c)    Except as otherwise approved by a majority of the Board (including the affirmative votes of the Majority Investor Directors), the Company shall cause all future officers, directors, and employees of, and consultants to, the Company and its Subsidiaries who purchase, or receive options to purchase, shares of the Company’s Ordinary Shares, to execute and deliver agreements in forms approved by the Board (including the affirmative votes of the Majority Investor Directors) providing for a right of repurchase in favor of the Company on vested and unvested shares without cost upon termination of the employment with cause or unilateral termination of the employment by the optionees, a prohibition on the transfer of all shares prior to a Qualified IPO (unless otherwise permitted under such ESOP) and a lockup or market standoff commitment after the Qualified IPO in respect of vested shares subject to the requirements that the underwriters or sponsors may have at such time.

10.7    Lock up. Subject to the terms and conditions hereof, following a Qualified IPO of the Company, the Key Parties and the Key Parties’ Holdcos, as the principal and management holder of Ordinary Shares shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

10.8    Controlled Foreign Corporation. The Company will provide written notice to the Investors as soon as practicable if at any time the Company becomes aware that it or any Group Company has become a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the United States Internal Revenue Code of 1986 (the “Code”). Upon written request of any Investor who is a United States shareholder within the meaning of Section 951(b) of the Code, the Company will (i) use best efforts to provide in writing such information as is in its possession and reasonably available concerning its shareholders to assist the Investor in determining whether the Company is a CFC and (ii) provide the Investor with reasonable access to such other Company information as is in the Company’s possession and reasonably available as may be required by the Investor (A) to determine the Company’s status as a CFC, (B) to determine whether the Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or (C) to allow the Investor to otherwise comply with applicable United States federal income tax laws; provided that the Company may require the Investor to enter into a confidentiality agreement in customary form.

10.9    Passive Foreign Investment Company. The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for the current and any future taxable year. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify the Investors of such status or risk, as the case may be, in each case no later than forty-five (45) days following the end of the Company’s taxable year. In connection with a “Qualified Electing Fund” election (a “QEF Election”) made by an Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by an Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide the Investor with annual financial information in the form to the satisfaction of the Investor as soon as reasonably practicable following the end of each taxable year of the Investor (but in no event later than forty-five (45) days following the end of each such taxable year), and shall, upon the request in writing by the Investor, provide the Investor with access to such other information, as is in the Company’s possession and reasonably available, as may be required for purposes of filing U.S. federal income tax returns in connection with such QEF Election or Protective Statement. In the event that it is determined by the Company’s or the Investor’s tax advisors that the control documents in place between one or more of the Company’s wholly owned subsidiaries and/or the Company, on the one hand, and any of the Group Companies organized in the PRC that is not a wholly foreign owned enterprise, on the other hand, does not allow the Company to look through the Group Companies to their assets and income for purposes of the PFIC rules and regulations under the Code, the Company shall use its best efforts to take such actions as are reasonably necessary or advisable, including the amendment of such control documents, to qualify for such look-through treatment of the Group Companies under the PFIC rules and regulations under the Code.

10.10    Anti-Corruption. Each of the Group Companies covenants that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law.

10.11    Internal Control System. The Group Companies shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets national standards of good practice and is reasonably satisfactory to the Preferred Shareholders to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with, at the election of the Preferred shareholders, the IAS, the U.S. GAAP or other international accounting standard and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) if applicable, the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

11.	CONFIDENTIALITY AND NON-DISCLOSURE.

11.1    Disclosure of Terms. Each party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. The Investors agree with the Company that the Investors will keep confidential and will not disclose or divulge, any information which the Investors obtain from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and the Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investor, or unless the Company gives its written consent to the Investor’s release of the information.

11.2    Press Releases. Within sixty (60) days of the Closing, the Company may issue a press release related to the Closing, disclosing that the applicable Series E Preferred Shareholders have invested in the Company provided that (a) the release does not disclose any of the Terms, (b) the press release does not disclose the amount or other specific terms of the investment, and (c) the final form of the press release is approved in advance in writing by the Series E Preferred Shareholders mentioned therein. Such Series E Preferred Shareholders’ names and the fact that such Series E Preferred Shareholders are shareholders in the Company can be included in a reusable press release boilerplate statement, so long as each Series E Preferred Shareholder has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding any Series E Preferred Shareholder in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Series E Preferred Shareholders’ prior written consents, which consent may be withheld at such Series E Preferred Shareholder’s sole discretion.

11.3    Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a)    the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b)    the Investors (and its fund manager) may disclose the Investors’ investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by the Investor;

(c)    the Investors shall have the right to disclose:

(i)    any information to the Investors’ Affiliate or fund manager, the Investors’ and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee of the Investors, fund manager, or Affiliate or any of their respective investors or Affiliates, provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(ii)    any information for fund and inter-fund reporting purposes;

(iii)    any information as required by law, government authorities, exchanges and/or regulatory bodies, including without limitation by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues); and/or

(iv)    any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company; and

(v)    any information contained in press releases or public announcements of the Company pursuant to Section 11.2 above.

(d)    the confidentiality obligations set out in this Section 11 do not apply to:

(i)    information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 11 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(ii)    information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii)    the disclosure of information by any director of the Company to its appointer or any of its affiliate or otherwise in accordance with the foregoing provisions of this Section 11.3.

11.4    Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 11, such party (the “Disclosing Party”) shall if and to the extent that it can lawfully do so provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

12.	MISCELLANEOUS.

12.1    Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

12.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Except as expressly stated otherwise, the rights of the Investors set forth in this Agreement are fully assignable to any Person who holds or is acquiring Shares from the Investor, provided that in each case the transferee will agree by executing an Adherence Agreement in the form attached hereto as Exhibit B to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder.

12.3    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.4    Entire Agreement. This Agreement, the Series E Share Subscription Agreement and any other Transaction Document, together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Prior Shareholders Agreement, which shall be null and void and have no further force or effect whatsoever as of the date of this Agreement. The parties hereto hereby irrevocably waive any and all rights that they may have against any other party under the Prior Shareholders Agreement.

12.5    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given in Exhibit C, or designate additional addresses, for purposes of this Section 12.5, by giving the other party written notice of the new address in the manner set forth above.

12.6    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

12.7    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.8    Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.9    Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.10    Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.11    Most Favoured Investor. In the event the Company hereafter grants any other investors or shareholders any rights, privileges or protections more favorable than those granted to the Investors, any of the Investors shall, at its option, be entitled to the same rights, privileges or protections pari passu with the other investors or shareholder.

12.12    Pronouns. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

12.13    Dispute Resolution.

(a)    Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of the relevant parties, then each party to the dispute that is a company shall nominate one (1) authorized officer as its representative. The relevant parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in Person and alone (except for one (1) assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one (1) day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one (1) day mediation, either party to the dispute may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b)    Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”)in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the ICC Rules; and (ii) the language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the ICC Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Investors unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of the Investors or any of its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.14    Shareholders Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Revised M&A, the terms of this Agreement shall prevail as regards the parties. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Revised M&A so as to eliminate such inconsistency.

12.15    Further Assurances. Upon the terms and subject to the conditions herein, each of the Company, the Key Parties, Mr. Shao, the BVI Holdcos agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and enforce, in the most expeditious manner practicable, the obligations and duties contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

So-Young International Inc.

By:	/s/ JIN Xing

Name: JIN Xing (金星)
Title: Director

THE HK CO.:

So-Young Hong Kong Limited

By:	/s/ JIN Xing

Name: JIN Xing (金星)
Title: Director

THE KOREA CO.:

SO-YOUNG HIGH TECH KOREA CO., LTD.
(新氧科技韩国株式会社)

By:	/s/ JIN Xing

Name: JIN Xing (金星)
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRC SUBSIDIARY:

Beijing So-Young Wanwei Technology Consulting Co., Ltd. (北京新氧万维科技咨询有限公司)

By:	/s/ JIN Xing

Name: JIN Xing (金星)
Title: Legal Representative

DOMESTIC CO.:

Beijing So-Young Technology Co., Ltd. (北京新氧科技有限公司)

By:	/s/ JIN Xing

Name: JIN Xing (金星)
Title: Legal Representative

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE KEY PARTIES:

/s/ JIN Xing
Name: JIN Xing (金星)

/s/ YU Tao
Name: YU Tao (于涛)

THE KEY PARTIES’ HOLDCOS:

Beauty & Health Holdings Limited
(Formerly known as JINXING HOLDINGS LIMITED)

/s/ JIN Xing
Name: JIN Xing (金星)
Title: Director

One-of-a-kind Holdings Limited
(Formerly known as YUTAO HOLDINGS LIMITED)

/s/ YU Tao
Name: YU Tao (于涛)
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ SHAO Hui
Name: SHAO Hui (邵珲)

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BVI HOLDCO.

ATCG Holdings Limited
(Formerly known as: Shaohui Holdings Limited)

/s/ SHAO Hui
Name: SHAO Hui (邵珲)
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Matrix Partners China III Hong Kong Limited

By:	/s/ SHAO Yibo

Name: SHAO Yibo
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Trustbridge Partners V, L.P.

By:	/s/ LIN Ning David

Name:	LIN Ning David

Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Chinese Rose Investment Limited

By:	/s/ LIN Songtao

Name:	LIN Songtao

Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

ATCG Holdings Limited
(Formerly known as: Shaohui Holdings Limited)

By:	/s/ Shao Hui

Name:	Shao Hui

Title:	Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Youthful Acquisition L.P.

By: Youthful GP Co. Limited
Its: General Partner

By:	/s/ Gordon Purvis

Name:	Gordon Purvis

Title:	Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Green Stone Limited

By: /s/ HSU William Shang Wi

Name:	HSU William Shang Wi
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Absolute Fortune Limited

By: /s/ Gabriel Li

Name:	Gabriel Li
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Bohai Spring, L.P.

By: /s/ WANG Lixin

Name:	WANG Lixin
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

BOCI Financial Products Limited

By: /s/ WANG Lixin

Name:	WANG Lixin
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Deripi Limited

By: /s/ LI Ya	By: /s/ Oleg Chizh
Name: LI Ya	Name: Oleg Chizh
Title: Authorized Signatory	Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Buchkana Holdings Limited

By: /s/ LI Ya	By: /s/ Oleg Chizh
Name: LI Ya	Name: Oleg Chizh
Title: Authorized Signatory	Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Flarensi Holdings Limited

By: /s/ LI Ya	By: /s/ Oleg Chizh
Name: LI Ya	Name: Oleg Chizh
Title: Authorized Signatory	Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

GOLDEN HORIZON LIMITED

By: /s/ Gabriel Li

Name:	Gabriel Li
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement-So-Young

Schedule A-1

Key Parties

Name of Key Parties	PRC ID
JIN Xing (金星)	******
YU Tao (于涛)	******

Schedule A-2

Key Parties’ Holdcos

1.	Beauty & Health Holdings Limited, formerly known as JINXING HOLDINGS LIMITED, a company incorporated under the laws of British Virgin Islands and wholly owned by Mr. JIN Xing;

2.	One-of-a-kind Holdings Limited, formerly known as YUTAO HOLDINGS LIMITED, a company incorporated under the laws of British Virgin Islands and wholly owned by Mr. YU Tao.

Schedule A-3

Mr. Shao

Name	PRC ID
SHAO Hui (邵珲)	******

Schedule A-4

BVI Holdcos

1.	Beauty & Health Holdings Limited, a company incorporated under the laws of British Virgin Islands and wholly owned by Mr. JIN Xing;

2.	One-of-a-kind Holdings Limited, a company incorporated under the laws of British Virgin Islands and wholly owned by Mr. YU Tao.

3.	ATCG Holdings Limited, a company incorporated under the laws of British Virgin Islands and wholly owned by Mitochondria Holding Limited.

Schedule A-5

Investors

Name	No. of Series A Preferred Shares	No. of Series B Preferred Shares	No. of Series C-1 Preferred Shares	No. of Series C Preferred Shares	No. of Series D Preferred Shares	No. of Series D+ Preferred Shares	No. of Series E Preferred Shares	Purchase Price
Matrix Partners China III Hong Kong Limited	8,000,000	—	—	—	—	—	—	US$	3,200,000
	—	2,095,238	—	—	—	—	—	US$	2,200,000
	—	—	—	—	924,640	—	—	US$	5,450,258
	—	—	—	—	—	579,994	—	US$	4,363,406
Trustbridge Partners V, L.P.	—	8,380,952	—	—	—	—	—	US$	8,800,000
	—	—	—	—	767,626	—	—	US$	4,524,742
	—	—	—	—	—	481,504	—	US$	3,622,450
Chinese Rose Investment Limited	—	—	1,030,126	—	—	—	—	US$	3,000,000
ATCG Holdings Limited	—	—	—	4,902,554	—	—	—	RMB	123,000,000
Youthful Acquisition L.P. (acting by its general partner, Youthful GP Co. Limited)	—	—	—	—	5,640,887	—	—	US$	35,000,000
	—	—	—	—	—	296,889	—	US$	2,233,553
Green Stone Limited	—	—	—	—	2,417,523	—	—	US$	15,000,000
	—	—	—	—	—	127,238	—	US$	957,237
Absolute Fortune Limited	—	—	—	—	—	2,012,329	—	US$	15,139,145
GOLDEN HORIZON LIMITED							3,099,813	US$	35,000,000
Matrix Partners China III Hong Kong Limited							363,495	US$	4,034,513
Bohai Spring, L.P.							1,045,808	US$	12,000,000
BOCI Financial Products Limited							784,356	US$	9,000,000
Deripi Limited							412,681	US$	4,735,258
Buchkana Holdings Limited							412,681	US$	4,735,258
Flarensi Holdings Limited							46,145	US$	529,484
Total	8,000,000	10,476,190	1,030,126	4,902,554	9,750,676	3,497,954	6,164,979		—

Annex A

Definitions

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Series E Share Subscription Agreement.

“Adherence Agreement” has the meaning ascribed to it in Section 6.1(d) of this Agreement.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any Person for whom the Investor holds Shares as a nominee, (iii) any shareholder of such Investor, (iv) any entity or individual which has a direct or indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (v) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (vi) the relatives of any individual referred to in (iii), (iv) and (v) above, and (vii) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Apax” shall mean Youthful Acquisition L.P., a limited partnership organized under the laws of the Island of Guernsey, acting by its general partner, Youthful GP Co. Limited.

“as converted basis” shall mean means the basis on which as if the holders of the Shares (other than Class B Ordinary Shares) had converted all their issued Shares into Class B Ordinary Shares at the relevant time;

“Board” shall mean the board of directors of the Company.

“BOCI” shall mean Bohai Spring, L.P. and BOCI Financial Products Limited, collectively.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Singapore, the Hong Kong Special Administrative Region, Russia or the PRC.

“CDH” shall mean Green Stone Limited, a company limited by shares organized under the laws of the British Virgin Islands.

“Claim Notice” has the meaning ascribed to it in Section 3.8(c) of this Agreement.

“Class A Ordinary Shares” means the class A ordinary shares of S$0.0005 par value per share in the capital of the Company having the rights attaching to it as set out in the Revised M&A.

“Class B Ordinary Shares” means the class B ordinary shares of S$0.0005 par value per share in the capital of the Company having the rights attaching to it as set out in the Revised M&A.

“Closing” has the meaning ascribed to it in Section 2.3 of the Series E Share Subscription Agreement.

“Company” has the meaning ascribed to it in introductory paragraph A. of this Agreement.

“Compensation Committee” has meaning ascribed to it in Section 8.2 of this Agreement.

“Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any party (a) when such party holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party (b) over other members of such party’s immediate family. Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, or (c) when such party has the power or authority, whether exercised or not, to direct the business, management and policies, or control the composition of a majority of the board of directors of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Class B Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares under the Series A Share Purchase Agreement, Series B Preferred Shares purchased under the Series B Share Purchase Agreement, Series C-1 Preferred Shares purchased under the Series C-1 Share Purchase Agreement, Series D Preferred Shares subscribed or purchased under the Series D Preferred Share Subscription and Purchase Agreement, Series D+ Preferred Shares subscribed under the Series D+ Share Subscription Agreement or Series E Preferred Shares subscribed under the Series E Share Subscription Agreement.

“Co-Sale Rights Holder” has the meaning ascribed to it in Section 5.1 of this Agreement.

“Director” shall mean a member of the board of directors of the Company.

“Disclosing Party” has the meaning ascribed to it in Section 11.4 of this Agreement.

“Domestic Co.” is defined in the introductory paragraph E. of this Agreement.

“Drag Holders” has the meaning ascribed to it in Section 9.2 of this Agreement.

“Drag-Along Sale” has the meaning ascribed to it in Section 9.2 of this Agreement.

“ESOP” has the same meaning in the Series E Share Subscription Agreement.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

“Exercising Holder” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Final Prospectus” has the meaning ascribed to it in Section 3.8(d) of this Agreement.

“First Participation Notice” has the meaning ascribed to it in Section 4.1(d)(i) of this Agreement.

“First Refusal Period” has the meaning ascribed to it in Section 4.2(c) of this Agreement.

“Form F-3” has the meaning ascribed to it in Section 3.2(e) of this Agreement.

“Form S-3” has the meaning ascribed to it in Section 3.2(e) of this Agreement.

“Group Companies” shall mean Company, the HK Co., the Korea Co., the PRC Subsidiary, the Domestic Co. and their respective Subsidiaries from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Holder” has the meaning ascribed to it in Section 3.2(d) of this Agreement.

“HK Co.” is defined in the introductory paragraph B. of this Agreement.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“ICC Rules” has the meaning ascribed to it in Section 12.13(b) of this Agreement.

“Information” has the meaning ascribed to it in Section 8.5 of this Agreement.

“Initiating Holders” has the meaning ascribed to it in Section 3.3(b) of this Agreement.

“Investment Securities” shall mean the Preferred Shares and the Conversion Shares.

“Investor” is defined in introductory paragraph K. of this Agreement, provided that YOUYI shall be an Investor only with respect to its Series C Preferred Shares.

“Investor Directors” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Investor Observers” has the meaning ascribed to it in Section 8.4 of this Agreement.

“Key Party” or “Key Parties” have the meaning ascribed to it in introductory paragraph F. of this Agreement.

“Majority Investor Directors” shall mean no less than 50% of the all the Investor Directors.

“Majority Ordinary Shareholders” shall mean the holders of more than fifty percent (50%) of the voting power of the then issued and outstanding Ordinary Shares.

“Majority Preferred Shareholders” means Majority Series A Preferred Shareholders, Majority Series B Preferred Shareholders, Majority Series C Preferred Shareholders, Majority Series D Preferred Shareholders, Majority Series D+ Preferred Shareholders and Majority Series E Preferred Shareholders.

“Majority Series A Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series A Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series B Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series B Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series C Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series C Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series D Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series D Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series D+ Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series D+ Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Majority Series E Preferred Shareholders” shall mean the holders of more than fifty percent (50%) of the Series E Preferred Shares then outstanding, voting as a single class on an as converted basis.

“Matrix” shall mean MATRIX PARTNERS CHINA III HONG KONG LIMITED, a company incorporated under the laws of Hong Kong.

“New Securities” has the meaning ascribed to it in Section 4.1(c) of this Agreement.

“Non-Disclosing Parties” has the meaning ascribed to it in Section 11.4 of this Agreement.

“Orchid” shall mean Absolute Fortune Limited, a company duly incorporated and validly existing under the laws of Cayman Island.

“Orchid II” shall mean GOLDEN HORIZON LIMITED.

“Ordinary Shareholder” shall mean the holders of the Ordinary Shares of the Company excluding the Investors and its assignees, provided that YOUYI shall be an Ordinary Shareholder only with respect to its Ordinary Shares issued prior to the date hereof.

“Ordinary Shares” shall mean the Class A Ordinary Shares and the Class B Ordinary Shares of the Company, par value US$0.0005 per share, and an “Ordinary Share” means any of them.

“Participation Rights Holder” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“RCIF” shall mean Deripi Limited, Buchkana Holdings Limited and Flarensi Holdings Limited, collectively.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Subsidiary” is defined in introductory paragraph D. of this Agreement.

“PRC Companies” and “PRC Company” are defined in introductory paragraph E. of this Agreement.

“Preferred Shares” shall mean the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D+ Preferred Shares, Series E Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Preferred Shareholders” shall mean the holders of the Preferred Shares of the Company.

“Pro Rata Co-Sale Share” has the meaning ascribed to it in Section 5.1(a) of this Agreement.

“Pro Rata Share” has the meaning ascribed to it in Section 4.1(b) of this Agreement.

“Prohibited Transfer” has the meaning ascribed to it in Section 5.4(a) of this Agreement.

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Company (or an alternative listing vehicle) on the New York Stock Exchange, the Nasdaq Global Market, the Hong Kong Stock Exchange, the Shanghai Stock Exchange or the Shenzhen Stock Exchange, or an offering or listing substantially equivalent to the foregoing on another stock exchange that is acceptable to the Majority Series A Preferred Shareholders, the Majority Series B Preferred Shareholders, the Majority Series D Preferred Shareholders and the Majority Series E Preferred Shareholders, in any case, with an offering price per share that would result in a valuation of market capitalization of the Company immediately prior to such offering that is not less than (i) the implied valuation of the Company immediately after the Closing (i.e. US$870,000,000), plus (ii) an amount accruing there on at a compound annual rate of twenty percent (20%) of the implied valuation of the Company immediately after to the Closing (i.e. US$870,000,000), beginning on the Closing, and that results in gross cash proceeds to the Company of at least US$50,000,000.

“Registrable Securities” has the meaning ascribed to it in Section 3.2(b) of this Agreement.

“Registrable Securities then outstanding” has the meaning ascribed to it in Section 3.2(c) of this Agreement.

“Relevant Period” means in relation to each Key Party, the period during which such Key Party is directly or indirectly a shareholder, director, officer and/or employee (either a full-time employee or a part-time employee) and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

“Restriction Period” means three (3) years after the expiration of the Relevant Period.

“Request Notice” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Request Securities” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Restructuring Agreements” means a series of documents entered or to be entered into by and among the parties named therein on or prior to Closing, including without limited to (i) the Amended and Restated Exclusive Technical Development, Consultation and Service Agreement (经修订和重述的独家技术开发、咨询和服务协议) executed by and between the PRC Subsidiary and the Domestic Co. on August 10, 2018, (ii) the Amended and Restated Exclusive Call Option Agreement (经修订和重述的独家购买权合同) executed by and among the PRC Subsidiary, the Domestic Co. and the equity holder(s) of the Domestic Co. on August 10, 2018, (iii) the Power of Attorney (授权委托书), (iv) the Amended and Restated Equity Pledge Agreement (经修订和重述的股权质押合同) executed by and among the PRC Subsidiary, the Domestic Co. and the equity holder(s) of the Domestic Co. on August 10, 2018, and (v) the Spouse Consent Letter (配偶同意函).

“Revised M&A” shall mean the Eighth Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A-1 to the Series E Share Subscription Agreement, as amended from time to time.

“Right of Participation” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“Rights Holders” has the meaning ascribed to it in Section 5.4(a) of this Agreement.

“Rights Participants” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“RMB” means the lawful currency of the PRC.

“ROFR Rights Holder” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Participation Notice” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Participation Period” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Refusal Period” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Second Transfer Notice” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Selling Shareholder” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Series A Preferred Shares” shall mean the Series A Preferred Shares of the Company, par value US$0.0005 per share.

“Series A Investor” shall mean Matrix, and its successors, permitted assigns and transferees.

“Series B Preferred Shares” shall mean the Series B Preferred Shares of the Company, par value US$0.0005 per share.

“Series C-1 Preferred Shares” shall mean the Series C-1 Preferred Shares of the Company, par value US$0.0005 per share.

“Series C-1 Investor” or “Rose” shall mean Chinese Rose Investment Limited.

“Series C Preferred Shares” shall mean the Series C Preferred Shares of the Company, par value US$0.0005 per share.

“Series D Preferred Shares” shall mean the Series D Preferred Shares of the Company, par value US$0.0005 per share.

“Series D Preferred Shareholders” shall mean holders of the Series D Preferred Shares, and each a “Series D Preferred Shareholder”.

“Series D+ Preferred Shares” shall mean the Series D+ Preferred Shares of the Company, par value US$0.0005 per share.

“Series D+ Preferred Shareholders” shall mean holders of the Series D+ Preferred Shares, and each a “Series D+ Preferred Shareholder”.

“Series E Preferred Shares” shall mean the Series E Preferred Shares of the Company, par value US$0.0005 per share.

“Series E Preferred Shareholders” shall mean holders of the Series E Preferred Shares, and each a “Series E Preferred Shareholder”.

“Shareholders” shall mean the Ordinary Shareholders and the Preferred Shareholders (each a “Shareholder”), unless the text specifically indicate otherwise.

“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Co., the PRC Subsidiary and the Domestic Co..

“TBP” shall mean Trustbridge Partners V, L.P..

“Terms” has the meaning ascribed to it in Section 11.1 of this Agreement.

“Trade Sale” has the meaning ascribed to it in Section 9.1 of this Agreement.

“Transaction Documents” shall mean this Agreement, the Series E Share Subscription Agreement, the Series A Preferred Share Purchase Agreement entered into by and among the Company, Matrix, and other parties thereto dated August 22, 2014, the Series B Preferred Share Purchase Agreement entered into between the Company, TBP, Matrix and other parties thereto dated December 26, 2014, the Series C Preferred Share Purchase Agreement entered into by and among the Company, BVI Holdco, and other parties thereto dated March 31, 2016, the Series C-1 Preferred Share Purchase Agreement entered into by and among the Company, China Rose Investment Limited and other parties thereto dated January 18, 2016, the Series D Preferred Share Subscription and Purchase Agreement, the Series D+ Preferred Share Subscription Agreement dated February 9, 2018, the Revised M&A, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Transfer Notice” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Transfer Shares” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

“Violation” has the meaning ascribed to it in Section 3.8(a) of this Agreement.

“YOUYI” is defined in introductory paragraph J. of this Agreement.

EXHIBIT A

PROTECTIVE PROVISIONS

So long as any Preferred Shares are outstanding, any action (whether by amendment of the Company’s Revised M&A or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following actions involving the Company or any of its Subsidiaries shall require the prior written approval of: (A) the holders representing more than two thirds (2/3) of the Preferred Shares then outstanding, voting on an as converted basis (the “Preferred Majority”), with respect to actions (d), (e), (g), (m), (o), (s), (w) and (y); or (B) the Majority Investor Directors, with respect to any action listed below (other than in respect of those matters listed above). Notwithstanding anything to the contrary contained herein, where any act listed below requires a Special Resolution of the Members in accordance with the Statute, and if the Members vote in favour of such act but the approval of the Preferred Majority has not yet been obtained, the holders of the Preferred Shares who vote against such act at a meeting of the Members in aggregate shall have the voting rights equal to the aggregate voting power of all the Members who voted in favor of such act plus one (1). For purposes of this Exhibit A, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

(a)

cease to conduct or carry on the business of the Company and/or any of its Subsidiaries substantially as now conducted or, in the case of a Subsidiary, as conducted at the time it became a Subsidiary of the Company, or change any part of its business activities;

(b)

sell or dispose of the whole or a substantial part of the undertaking, goodwill or the assets of the Company and/or any of its Subsidiaries in excess of RMB10,000,000 accumulatively in a financial year;

(c)	any capital expenditure beyond the annual budget approved by the Board;

(d)

increase, reduce or cancel the authorized or issued share capital of the Company and/or any of its Subsidiaries or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options (other than ESOPs), rights or warrants of which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holders of the Preferred Shares in the Company;

(e)	the declaration or payment of a dividend or other distributions on any securities of any Group Company; capitalization of the premiums of the Company and/or any of its Subsidiaries;

(f)

appoint or settle the terms of appointment of chairman, chief executive officer, chief financial officer, chief operating officer and chief technology officer of the Company and/or any of its Subsidiaries;

(g)	alter the size of the board of directors;

(h)

any creation, adoption or amendment of any bonus or profit sharing scheme or any employee share option or share participation scheme or any employee incentive scheme (together with the ESOP, the “ESIP”) of any Group Company, or any grant of any option under the ESIP or other incentive plan;

(i)

adopt the annual accounts or budgets of the Company and/or any of its Subsidiaries or the amendment of annual accounts or budgets previously adopted, or amendment of the accounting policies previously adopted or change the financial year of the Company or any of its Subsidiaries;

(j)	appoint or change the auditors of the Company and/or any of its Subsidiaries;

(k)

any loan provided by any Group Company to any third party (including without limitation, the shareholder or director, officer or employee of any Group Company or their associates and affiliates); any loan which is in excess of RMB10,000,000 at any time;

(l)

approve or make adjustments or modifications to terms of any related party transaction in excess of RMB100,000 between any Group Company and any director or shareholder of any Group Company, including without limitation, directly or indirectly providing loans, indemnity or guarantee to any director or shareholder of any Group Company or providing indemnity or guarantee to any debts of any director or shareholder of any Group Company;

(m)	any material merger, amalgamation, or consolidation in excess of RMB20,000,000;

(n)	any series, create, or authorize the creation of, or issue or obligate itself to issue, any securities, or any debt securities in the amount of RMB1,000,000 or above;

(o)

borrow any money or obtain any financial facilities beyond the annual budget approved by the Board (including factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.) except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(p)

provide any guarantee or lien for a third party, or create or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage or other security) on all or any of the undertaking, assets or rights of the Company and/or any of its Subsidiaries except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding RMB1,000,000 in respect of any one (1) transaction or in excess of RMB3,000,000 in any financial year;

(q)	sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents, copyrights or other intellectual property owned by the Company and/or its Subsidiaries;

(r)

enter into arrangements for any public offering of the Company’s or any of its Subsidiaries’ securities, including the selection of any underwriter, manager, arranger or counsel for such offering; the consolidation or merger with or into any other business entity or the sale of all or substantially all the assets of any Group Company or the license out of all or substantially all of any Group Company, intellectual property rights;

(s)	any change to the Memorandum and Articles of Association or other charter documents of the Company or any of its Subsidiaries;

(t)

acquire any share capital or other securities of any body corporate; any purchase by any Group Company of equity securities of, any securities convertible into equity securities of, any other body corporate or enter into any joint venture agreements or the formation of any Subsidiary of the Company;

(u)	dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries;

(v)	approve any transfer of shares in the Company or any of its Subsidiaries;

(w)

any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(x)

amend the Company’s Memorandum or Articles of Association in a manner that adversely affects the rights of the holders of the Preferred Shares or amends or changes the rights, preferences, privileges or powers of, or the restrictions provided for, the benefit of the holders of the Preferred Shares;

(y)

take any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on an parity with the preference of the holders of the Preferred Shares; or

(z)	adoption of or any material change in the business plan or annual and quarter budget of the Company.

EXHIBIT B

ADHERENCE AGREEMENT

This Adherence Agreement (“Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Fourth Amended and Restated Shareholders Agreement dated as of f], 2018 (the “Agreement”) by and among So-Young International Inc., a Cayman Islands exempted company (the “Company”) and certain of its shareholders and in consideration of the Shares subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

1.    Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [Preferred/Ordinary] shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2.    Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Ordinary Shareholder thereunder (if transferor is an Ordinary Shareholder)]/[Investor thereunder (if transferor is an Investor)].

3.    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.    Governing Law. This Adherence Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

EXECUTED AND DATED this              day of                                   ,         .

TRANSFEREE:

By:
Name:
Title:
Attn:
Address:
Tel:
Fax:
Email:

EXHIBIT C

NOTICES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to any Key Party or any Group Company or Mr. Shao:

Attn:	Mr. JIN Xing
Address:	Room 910, Floor 9, Building 1B
Wangjing SOHO Tower
Chaoyang District, Beijing
Tel:	86-10-85911839
Email:	jinxing@soyoung.com

If to the Investors:

To Matrix Partners China III Hong Kong Limited:

Attn:	Matrix Partners HK Management Limited
Mr. WANG Huadong; Ms. LIN Cui
Address:	Flat 2807, 28/F, AIA Central,
No.1 Connaught Road,
Central, Hong Kong
Tel:	(852) 3651 6220
Fax:	(852) 3651 6111
Email:	huadong.wang@matrixpartners.com.cn; claire.lin@matrixpartners.com.cn; notice@matrixpartners.com.cn

To TBP:

Attn:	Trustbridge Partners
Wenjie Jin
Address:	No. 669 Haike Road, Shanghai, China
Tel:	+86 21 50292006
Email:	wenjie.jin@tbpartners.com.cn
To Rose:
Attn:	Chinese Rose Investment Ltd
c/o Tencent Holdings Limited
Compliance and Transactions Department
Address:	Level 29, Three Pacific Place
1 Queen's Road East
Wanchai, Hong Kong
Email:	legalnotice@tencent.com

With a copy to:
Attn:	Tencent Zhong Chuang Kong Jian
Address:	Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District
Shenzhen 518057, PRC
Email: txzckj@tencent.com
To YOUYI:
Attn:	Mr. SHAO Hui
Address:	Room 1807, Full Tower
No.9, Dong San Huan Zhong Road
Chaoyang District, Beijing
Email: shaohui@lavion.com.cn
To Apax:
Attn:	Richard Zhang, Marcelo Gigliani, David Xu
Address:	65F Shanghai World Financial Center 100 Century Avenue Pudong New Area, Shanghai, PRC
Tel: +852 2200 5804
Email: Richard.Zhang@apax.com, Marcelo.Gigliani@apax.com, David.Xu@apax.com
With a required copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
Attn: Shaolin Luo
Address:	3901 China World Tower A, 1 Jianguomenwai Ave, Beijing, China 100004
Email:	sluo@stblaw.com

To CDH:

Attn: YANG QIAN

Address: Floor 3, NO.1 East Yan An Road, Huangpu District, Shanghai

Email: +86 21 80234679

Fax: +86 21 80234601

Email:    qian.yang@cdhfund.com

To Orchid:

Attn: Mr. Gabriel Li

Address: c/o Suite 6211-12, 62/F, the Center, 99 Queen’s Road Central, Central Hong Kong

Tel: (852) 2115 8810

Fax: (852) 2115 8120

Email: gli@orchidasia.com

If to BOCI Financial Products Limited:

Attn: Ms. Sira Wang, Ms. Suvan Fung

Address: 26/F, BOC Tower, 1 Garden Road, Central, Hong Kong

Tel: +852 3988 6192, +852 3988 6193

Fax: +852 3988 6150

Email: siraxy.wang1@bocigroup.com, suvansh.fung@bocigroup.com

If to Bohai Spring, L.P.:

Attn: Ms. Sira Wang, Ms. Suvan Fung

Address: 26/F, BOC Tower, 1 Garden Road, Central, Hong Kong

Tel: +852 3988 6192, +852 3988 6193

Fax: +852 3988 6150

Email: siraxy.wang1@bocigroup.com, suvansh.fung@bocigroup.com

To Deripi Limited, Buchkana Holdings Limited and Flarensi Holdings Limited:

Attention: Legal Department

Address: Russia-China Investment Fund, 819-821 Windland International Finance Center, 7

Financial St., Xicheng District, Beijing 100033, China

Tel: +86 10 5762 9111

Email: ya.li@rcif.com; shengwei.xu@rcif.com; zhen.lin@rcif.com

With a copy to

Attention: Legal Department

Address: Russia-China Investment Fund, Naberezhnaya Tower, Presnenskaya nab, 10, Block B,

Floor 6, Moscow, Russia 123317

Fax: +7 495 230-05-56

Email: oleg.chizh@rcif.com; vladislav.sidorov@rcif.com; nina.bystrova@rcif.com